Exhibit 5(c)
[Letterhead of Mouaimis & Mouaimis Advocates]

25 January 2011

Stratus Technologies Bermuda Holdings Ltd
Cumberland House
9th Floor
One Victoria Street
Hamilton Hall
Bermuda
(“the Parent Guarantor” and as the main Registrant)	BY FAX & COURIER

Stratus Technologies Bermuda Ltd
Cumberland House
9th Floor
One Victoria Street
Hamilton Hall
Bermuda
(“the Bermuda Issuer”)

Stratus Technologies, Inc.
111 Powdermill Road
Maynard, MA 01754-3409
U.S.A.
(“the US Issuer”)
Dear Sirs,
SRA Technologies Cyprus Limited (“the Company”)
1.	We have acted as special legal counsel in Cyprus to the Company in connection with the Registration Statement on Form F-4 filed by the US Issuer, the Bermuda Issuer (the US Issuer and the Bermuda Issuer together “the Issuers”), the Parent Guarantor and the additional Registrants, including the Company, as Subsidiary Guarantors, with the U.S. Securities and Exchange Commission (“the Commission”) (“the Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (“the Securities Act”), of 215,000 units (“the New Units”), each unit consisting of US$480 Principal Amount of the new 12% Senior Secured Notes due 2015 of the Bermuda Issuer ( “the New Bermuda Notes”) and US$520 Principal Amount of the new 12% Senior Secured Notes due 2015 of the US Issuer ( “the New US Notes ”), (the New Bermuda Notes and the New US Notes, collectively, “the New Notes”) fully and unconditionally guaranteed as to the payment of principal, premium and interest by, among others, the Company.

2.	For the purposes of giving this opinion, we have examined a copy of the Registration Statement, a conformed executed copy of the indenture dated as of April 8, 2010, between, inter alia, the Issuers and The Bank of New York Mellon Trust Company, N.A. as trustee and collateral agent (“the Trustee” or “the Collateral Agent”, as the case may

be), the Company and other Guarantors named therein, pursuant to which the New Units and underlying New Notes will be issued (“the Indenture”) which Indenture includes the guarantee of the New Notes by the Company and the other Guarantors as set forth therein and a conformed executed copy of the note guarantee, dated as of April 8, 2010, made by the signatories thereto, including the Company, as Guarantors in favour of the Trustee for the Holders (as defined in the Indenture), pursuant to which the New Notes will be guaranteed on a senior secured basis (“the Note Guarantee” and, together with the Indenture and the Registration Statement, “the Documents”, each of which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

3.	We have also reviewed the memorandum of association and the bye-laws of the Company, certified extracts of resolutions passed at a Meeting of the Directors of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

4.	We have further assumed for such purposes:
(a)	the genuineness of all signatures and seals and the authenticity and completeness of all the documents submitted to us as originals;

(b)	any documents previously seen by us in draft have been executed in substantially the form of the drafts seen by us;

(c)	the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of such documents;

(d)	that all documents purporting to bear the common seal of the Company whether submitted to us as originals or as copies had been impressed with a seal which truly was the common seal of the Company;

(e)	that the resolutions of the Board of Directors of the Company were passed unanimously by all the Directors in good faith in the interests of the Company and not for any ulterior purpose;

(f)	that to the best of our knowledge the Company was not at the time when it entered into the documents unable to pay its debts (within the meaning of section 212 of the Cyprus Companies Law Cap.113) and did not by virtue of incurring liabilities thereunder become so unable; and

(g)	that there are no facts which have not been disclosed to us which would be relevant to our opinions expressed herein.
5.	The opinion set forth herein relates solely to and should be construed in accordance with Cypriot law as the same was in force as at the date hereof. We are not qualified to, and nor do we, express any opinion as to the law of any other jurisdiction.

6.	On the basis of the foregoing and subject to the qualifications set forth below, we are of the opinion that:
(a)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Cyprus, is subject to suit in its own name, and has full statutory power, corporate capacity and legal right to carry on its business in the manner contemplated by its constitutional documents and to own and deal with property as it is being conducted.

(b)	The Company had at the time of executing the Indenture and the Note Guarantee and still has the corporate power, authority and capacity under its constitutional documents and the law to enter into and perform, and has taken all necessary corporate action to authorise the entry into and delivery of the Indenture and the Note Guarantee and the performance of its obligations thereunder and the issue and guarantee of the New Notes.

(c)	Each of the Registration Statement, the Indenture and the Note Guarantee have been duly and validly approved, signed, executed and delivered by or on behalf of the Company party thereto and, subject to its validity and enforceability under the laws of the State of New York by which they are expressed to be governed, each constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

(d)	The choice of the laws of the State of New York to govern the Indenture and the Note Guarantee to which the Company is a party is, under the laws of Cyprus, a valid choice of law by the parties thereto and the laws of the State of New York will (subject to Cyprus public policy although we are not aware of any public policy requirement which would be applicable here) accordingly be applied by the Cypriot courts if the Indenture or the Note Guarantee or any claim thereunder comes under their jurisdiction upon proof of the relevant provisions of the laws of the State of New York.

(e)	A final and conclusive judgment against the Company for a definite sum of money obtained in any state or federal court in the Borough of Manhattan in The City of New York, New York and appellate courts from any thereof in any suit, action or proceeding arising out of or in relation to the New Notes, the Indenture and the Note Guarantee will, subject to Cyprus public policy, be recognized by courts in Cyprus as creating a debt enforceable against the Company by the judgment creditor and such courts will give judgment in fresh proceedings to recover the debt, without re-examination or re-litigation of the matters adjudicated upon.
7.	Our opinion herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

8.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving the consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,
/s/ Panayotis Mouaimis
Panayotis Mouaimis,
for Mouaimis & Mouaimis.
TH